Exhibit (a)(5)(vii)

News Release

Viston United Swiss AG Announces Key Regulatory Milestones

•	Viston’s premium cash offer progressing through key regulatory milestones

•	Hart-Scott-Rodino Act wait period expired on February 4th 2022 representing a critical milestone achievement under U.S. antitrust law

•

Investment Canada Act initial review period also lapsed on February 3rd, 2022 with no national security related notice being issued, allowing the Offer under Canadian foreign investment rules to proceed

TORONTO, February 9, 2022 – Viston United Swiss AG (“Viston”) and its indirect, wholly-owned subsidiary, 2869889 Ontario Inc. (the “Offeror”) today announced completion of two key regulatory milestones in its premium cash offer (the “Offer”) to acquire all of the issued and outstanding common shares (the “Common Shares”) of Petroteq Energy Inc. (“Petroteq”) (TSX-V:PQE; OTC:PQEFF; FSE:PQCF). All financial information in this news release is presented Canadian dollars.

Viston is pleased to announce that the Hart-Scott-Rodino Act (“HSR Act”) waiting period expired on February 4th, 2022. The HSR Act is a key U.S. antitrust act that enables the Federal Trade Commission and Department of Justice to review proposed merger transactions by requiring the parties to observe a waiting period before closing their transaction. If the FTC or DOJ decides to investigate, the waiting period can be extended for a substantial amount of time. Expiry of the HSR Act waitig period is therefore a critical milestone in completing the Offer.

Viston is also pleased to announce that the initial review period under the Investment Canada Act has also lapsed without any national security related notice being issued. The Investment Canada Act governs foreign investment in Canadian companies and therefore is another critical regulatory milestone.

Reminder to Petroteq Shareholders

Shareholders are reminded:

•

Viston’s premium, all cash Offer is set to expire on February 28, 2022 at 5:00pm (Toronto time). Only by tendering can shareholders avail themselves of the $0.74 cash consideration which represents a 279% premium to the closing price on the TSX-V on the last trading day prior to the trading halt imposed by the TSX-V in August 2021, and a 1,032% premium to the 52- week volume weighted average trading price on the TSX-V prior to the German voluntary public purchase offer made in April 2021.

•

The Board of Directors of Petroteq has unanimously recommended that shareholders tender their Common Shares and has publicly announced that each of the Directors has indicated their intention to tender their own Common Shares to the Offer.

•

Shareholders that hold Petroteq Common Shares through a broker or other financial intermediary should be aware that intermediaries often have internal deadlines several days in advance of the expiry date. Therefore shareholders are encouraged to tender today.

For More Information and How to Tender Shares to the Offer

Shareholders who hold Common Shares through a broker or intermediary should promptly contact them directly and provide their instructions to tender to the Offer, including any U.S. dollar currency election. Registered shareholders that hold Common Shares in their own name need to complete a Letter of Transmittal and send, along with share certificates or DRS statements to the Depositary at the address listed on the Letter of Transmittal.

For assistance or to ask any questions, Shareholders should visit www.petroteqoffer.com or contact Kingsdale Advisors, the Information Agent and Depositary in connection with the Offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

About the Offeror

The Offeror is an indirect, wholly-owned subsidiary of Viston, a Swiss company limited by shares (AG) established in 2008 under the laws of Switzerland. The Offeror was established on September 28, 2021 under the laws of the Province of Ontario. The Offeror’s registered office is located at 100 King Street West, Suite 1600, 1 First Canadian Place, Toronto, Ontario, Canada M5X 1G5. The registered and head office of Viston is located at Haggenstreet 9, 9014 St. Gallen, Switzerland.

Viston was created to invest in renewable energies and clean technologies, as well as in the environmental protection industry. Viston aims to foster innovative technologies, environmentally-friendly and clean fossil fuels and to help shape the future of energy. Since October 2008, Viston has undertaken its research, development and transfer initiatives in Saint Gallen, Switzerland. Viston has been working to optimize and adapt these technologies to current market requirements to create well-engineered products. Viston’s work also includes the determination of technical and economic risks, as well as the search for financing opportunities.

Caution Regarding Forward-Looking Statements

Certain statements contained in this news release contain “forward-looking information” and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking information. Often, but not always, forward-looking information can be identified by the use of forward-looking words such as “plans”, “expects”, “intends”, “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Forward looking information contained in this news release includes, but is not limited to, statements relating to regulatory approvals; expectations relating to the Offer; and the satisfaction or waiver of the conditions to consummate the Offer. Although the Offeror and Viston believe that the expectations reflected in such forward-looking information are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking information, and actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results, performance or achievements of the Offeror or the completion of the Offer to differ materially from any future results, performance or achievements expressed or implied by such forward-looking information include, among other things, the ultimate outcome of any possible transaction between Viston and Petroteq, including the possibility that Petroteq will not accept a transaction with Viston or enter into further discussions regarding a possible transaction, actions taken by Petroteq, actions taken by security holders of Petroteq in respect of the Offer, that the conditions of the Offer may not be satisfied or waived by Viston at the expiry of the Offer period, the ability of the Offeror to acquire 100% of the Common Shares through the Offer, the ability to obtain other regulatory approvals and meet other closing conditions to any possible transaction, including any necessary shareholder approvals, potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the Offer transaction or any subsequent transaction, competitive responses to the announcement or completion of the Offer, unexpected costs, liabilities, charges or expenses resulting from the proposed transaction, exchange rate risk related to the financing arrangements, litigation relating to the proposed transaction, the inability to engage or retain key personnel, any changes in general economic and/or industry-specific conditions, industry risk, risks inherent in the running of the business of the Offeror or its affiliates, legislative or regulatory changes, Petroteq’s structure and its tax treatment, competition in the oil & gas industry, obtaining necessary approvals, financial leverage for additional funding requirements, capital requirements for growth, interest rates, dependence on skilled staff, labour disruptions, geographical concentration, credit risk, liquidity risk, changes in capital or securities markets and that there are no inaccuracies or material omissions in Petroteq’s publicly available information, and that Petroteq has not disclosed events which may have occurred or which may affect the significance or accuracy of such information. These are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the Offeror’s forward-looking information. Other unknown and unpredictable factors could also impact its results. Many of these risks and uncertainties relate to factors beyond the Offeror’s ability to control or estimate precisely. Consequently, there can be no assurance that the actual results or developments anticipated by the Offeror will be realized or, even if substantially realized, that they will have the expected consequences for, or effects on, the Offeror, its future results and performance. Forward-looking information in this news release is based on the Offeror and Viston’s beliefs and opinions at the time the information is given, and there should be no expectation that this forward-looking information will be updated or supplemented as a result of new information, estimates or opinions, future events or results or otherwise, and each of the Offeror and Viston disavows and disclaims any obligation to do so except as required by applicable Law. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of the Offeror or any of its affiliates or Petroteq. Unless otherwise indicated, the information concerning Petroteq contained herein has been taken from or is based upon Petroteq’s and other publicly available documents and records on file with the Securities Regulatory Authorities and other public sources at the time of the Offer. Although the Offeror and Viston have no knowledge that would indicate that any statements contained herein relating to Petroteq, taken from or based on such 5 documents and records are untrue or incomplete, neither the Offeror, Viston nor any of their respective officers or directors assumes any responsibility for the accuracy or completeness of such information, or for any failure by Petroteq to disclose events or facts that may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to the Offeror and Viston.

Additional Information

This news release relates to a tender offer which Viston, through the Offeror, has made to Shareholders. The Offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase and Circular, the Notice of Variation and Extension, the letter of transmittal and other related offer documents) initially filed by Viston on October 25, 2021, and as subsequently amended. These materials, as may be amended from time to time, contain important information, including the terms and conditions of the Offer. Subject to future developments, Viston (and, if applicable, Petroteq) may file additional documents with the SEC. This press release is not a substitute for any tender offer statement, recommendation statement or other document Viston and/or Petroteq may file with the SEC in connection with the proposed transaction. This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Investors and security holders of Petroteq are urged to read the tender offer statement (including the Offer to Purchase and Circular, the Notice of Variation and Extension, the letter of transmittal and other related offer documents) and any other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any investors and security holders may obtain free copies of these documents (if and when available) and other documents filed with the SEC by Viston through the web site maintained by the SEC at www.sec.gov or by contacting Kingsdale Advisors, the Information Agent and Depositary in connection with the offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867- 2272 or by e-mail at contactus@kingsdaleadvisors.com.

For More Information

Media inquiries:

Ian Robertson, President, Canada

Kingsdale Advisors,

Direct: 416-867-2333

Cell: 647-621-2646

irobertson@kingsdaleadvisors.com

For assistance in depositing Petroteq Common Shares to the Offer, please contact:

Kingsdale Advisors

130 King Street West, Suite 2950

Toronto, ON M5X 1E2

North American Toll Free: 1-866-581-1024

Outside North America: 1-416-867-2272

Email: contactus@kingsdaleadvisors.com

www.petroteqoffer.com

4